Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Roze AI Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares underlying Warrants Issued to Selling Shareholders	(1)	457(a)	4,260,000	$0.11	$468,600.00	0.0001381	$64.71
Fees to be Paid	Equity	Common Shares issued to Selling Shareholders	(2)	457(a)	14,942,795	$0.11	$1,643,707.00	0.0001381	$227.00

Total Offering Amounts:							$2,112,307.45		291.71
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$291.71

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Offering Note(s)

(1)	Represents shares offered by the selling shareholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of share splits, share dividends or similar transactions.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per common share, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the as adjusted book value of the common shares. Given that the registrant’s common shares are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common shares in accordance with Rule 457(c).
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per common share, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the as adjusted book value of the common shares. Given that the registrant’s common shares are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common shares in accordance with Rule 457(c).